Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

January 14, 2021

MercadoLibre, Inc.
Pasaje Posta 4789, 6th floor,
Buenos Aires, Argentina,
C1430EKG

Ladies and Gentlemen:

We have acted as special United States counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), MercadoLibre S.R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Argentina, Ibazar.com Atividades de Internet Ltda, eBazar.com.br Ltda., Mercado Envios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda., each a limited liability company (sociedade limitada), organized under the laws of Brazil, MercadoLibre Chile Ltda. a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Chile, MercadoLibre, S. de R.L. de C.V. and DeRemate.com de Mexico S. de R.L. de C.V., each a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico, and MercadoLibre Colombia Ltda. a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Colombia (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration Nos. 333-251835, 333-251835-01, 333-251835-02, 333-251835-03, 333-251835-04, 333-251835-05, 333-251835-05, 333-251835-06, 333-251835-07, 333-251835-08, 333-251835-09) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, is herein called the “Registration Statement”) and the prospectus, dated December 30, 2020, as supplemented by the prospectus supplement, dated January 7, 2021 (together, the “Prospectus”), relating to the Company’s offering of $400,000,000 aggregate principal amount of 2.375% Sustainability Notes due 2026 (the “Sustainability Notes”) and $700,000,000 aggregate principal amount of 3.125% Notes due 2031 (the “2031 Notes” and together with the Sustainability Notes, the “Debt Securities”) and the Guarantors’ guarantees relating to the Debt Securities (the “Guarantees,” and together with the Notes, the “Securities”).

The Securities were issued pursuant to an indenture dated as of January 14, 2021 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of January 14, 2021 (the “First Supplemental Indenture”), entered into among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”). As used herein, “Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture.

MercadoLibre Inc., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	executed copies of the Base Indenture and the First Supplemental Indenture;
(d)
executed copies of the Offer No. INMLA 01/2021, dated January 14, 2021, executed by the Company and the Trustee and the acceptance to such offer, dated January 14, 2021, executed by MercadoLibre S.R.L.;

(e)
executed copies of the Offer No. INMLA 02/2021, dated January 14, 2021, executed by the Company and the Trustee and the acceptance to such offer, dated January 14, 2021, executed by MercadoLibre S.R.L.; and

(f)	facsimile copies of the Debt Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Debt Securities have been validly issued and are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Guarantees of the Debt Securities have been validly issued and are valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantors regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

MercadoLibre Inc., p. 3

We note that the designation in Section 11.17 of the Base Indenture of the federal courts located in The Borough of Manhattan in the City of New York as a venue for actions or proceedings relating to the Indenture and the Securities is (notwithstanding the waiver in Section 11.17 of the Base Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that the enforceability of the waiver of immunities in Section 11.18 of the Base Indenture is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We express no opinion as to the enforceability Section 11.15 of the Base Indenture relating to currency indemnity.

The waiver of defenses contained in Section 3.1(b) of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Company and the Guarantors that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated January 14, 2021. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner